Exhibit 99

April 24, 2009



Dear Shareholder:

We are pleased to report that all three of our banks were profitable for the first quarter ending March 31, 2009, with the Company recording consolidated net income of $558,000. Management focused much of its efforts in 2008 on reducing expenses and generating revenue in response to these difficult economic times. These efforts are starting to pay off as expenses decreased $173,000 in the first quarter of 2009 compared to the same quarter last year.

The profit shown above was made despite our first quarter's loan loss provision of $705,000. We are cautiously optimistic about 2009 and expect to continue our efforts in cost cutting as well as maintaining adequate loan loss reserves going forward.

The Company received approval in March from the U.S. Treasury to sell $12.7 million of preferred shares under the Treasury Capital Purchase Program. Despite the fact that all three of our banks are considered "well capitalized" by federal government guidelines, our board and management think it is prudent to sell the preferred shares in order to ensure that our capital remains sufficient to meet future challenges during the present economic conditions. Attached you will find a copy of our consolidated financial highlights for the first quarter of 2009.

Thank you for your continued support and shareholder loyalty.

Sincerely,


R. Riggie Ridgeway                      L. Andrew Westbrook,  III
Chief Executive Officer                 President and
                                        Chief Operating Officer

                          PEOPLES BANCORPORATION, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)
                 (Amounts in thousands except share information)

                                          Three Months Ended March 31,
                                          ----------------------------
Income Statement                                 2009         2008       Change
                                                 ----         ----       ------
  Net interest income ...................      $4,405       $4,321         1.94%
  Provision for loan losses .............         705          235       200.00%
  Other income ..........................       1,036          961         7.80%
  Other expenses ........................       4,084        4,257        -4.06%
                                               ------       ------
     Income before income taxes .........         652          790       -17.47%
  Provision for income taxes ............          94          177       -46.89%
                                               ------       ------
     Net income .........................      $  558       $  613        -8.97%
                                               ======       ======

  Return on average assets* .............        0.31%        0.44%
  Return on average equity* .............        4.10%        4.91%

Net income per common share
  Basic .................................      $ 0.08       $ 0.08
  Diluted ...............................      $ 0.08       $ 0.08


                                          March 31,      March 31,  December 31,
                                            2009           2008        2008
Balance Sheet                           (Unaudited)    (Unaudited)   (Audited)
                                        -----------    -----------   ---------
 Total assets .........................   $563,098      $565,418      $559,875
 Gross loans ..........................    392,450       423,491       398,711
 Allowance for loan losses ............      7,613         3,665         9,217
 Loans, net ...........................    384,837       419,826       389,494
 Securities ...........................    110,180        98,562       112,247
 Total earning assets .................    527,575       529,832       520,908
 Total deposits .......................    455,173       428,810       445,369
 Shareholders' equity .................     42,309        50,612        41,512
 Book value per share .................       5.98          7.17          5.87

*     Annualized

                          PEOPLES BANCORPORATION, INC.
                           CONSOLIDATED FINANCIAL DATA
                                   (Unaudited)

                                                            March         December       September          June            March
                                                             31,             31,            30,              30,             31,
Asset Quality Data                                           2009           2008           2008             2008             2008
                                                             ----           ----           ----             ----             ----
Nonperforming loans
  Non-accrual loans ................................     $   14,056      $   16,950      $   16,752      $    7,352      $    5,309
  Past due loans 90 days or  more ..................              -               -               -               -               -
                                                         ----------      ----------      ----------      ----------      ----------
     Total nonperforming loans .....................         14,056          16,950          16,752           7,352           5,309
  Other real estate owned ..........................          4,921           5,428           2,038           1,216             930
                                                         ----------      ----------      ----------      ----------      ----------
     Total nonperforming assets ....................     $   18,977      $   22,378      $   18,790      $    8,568      $    6,239
                                                         ==========      ==========      ==========      ==========      ==========

Net charge-offs for quarter ended ..................     $    2,309      $    3,353      $    4,397      $      283      $      880

Nonperforming assets as a percentage of
  total loans and other real estate ................           4.78%           5.54%           4.59%           2.02%           1.47%
Nonperforming assets to total assets ...............           3.37%           4.00%           3.41%           1.54%           1.10%
Allowance for loan losses to nonperforming loans ...          54.16%          54.38%          45.58%          75.60%          69.03%
Allowance for loan losses to total
  loans outstanding ................................           1.94%           2.31%           1.87%           1.31%           0.87%
Quarterly net charge-offs to total
  loans outstanding ................................           0.59%           0.84%           1.08%           0.07%           0.21%

Capital Ratios
  Total Capital (to risk-weighted assets) ..........          10.95%          10.77%          11.15%          12.19%          11.86%
  Tier 1 Capital (to risk-weighted assets) .........           9.70%           9.49%           9.90%          10.94%          11.05%
  Tier 1 Capital (to average assets) ...............           7.27%           7.33%           7.69%           8.68%           8.74%